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                                                                   EXHIBIT 99.02

                     NESCO, INC. ANNOUNCES BANKRUPTCY FILING
                        AND HOPKINS SETTLEMENT AGREEMENT

                              FOR IMMEDIATE RELEASE

TULSA, OKLAHOMA - November 26, 2001 - Nesco, Inc. (Nasdaq: NESC) today announced that it and seven of its subsidiaries filed a voluntary petition for reorganization pursuant to the provisions of Chapter 11 of the United States Bankruptcy Code in the United States Bankruptcy Court for the Northern District of Oklahoma. The petition allows for reorganization of the Company's debts while the Company continues to operate. The case filed by Nesco and its subsidiaries is In re Nesco, Inc., Debtor, Case No. 01-05321-M. Subsidiaries included in the filing are Summitt Environmental Services, Inc., Trust Environmental Services, Inc., and Nesco Acceptance Corporation. Other of the Company's subsidiaries, Kentucky Environmental Network, Atlanta Petroleum Equipment Company and Hopkins Appraisal Services are not included in the Chapter 11 filing.

The Company plans to maintain its operations under the protection of the bankruptcy code. The Chapter 11 filing will not impact day-to-day operations with regard to its employees, customers and general business operations. Nesco and its subsidiaries continue to be managed by their respective directors and officers subject to supervision by the Bankruptcy Court. Nesco's new management team led by President Wes Hill believes that the Chapter 11 filing will provide the Company time to restructure its finances and allow the profitable operations of the Company to continue.

"We believe that filing Chapter 11 is the most cost effective and timely mechanism to resolve debts and legal actions which primarily result from the Company's unsuccessful site development and construction business" according to Wes Hill. The Company will concentrate on strengthening its profitable operations while working on a repayment plan.

The Company also announces that it has reached a settlement agreement with David Hopkins to return to Hopkins Appraisal Services and Nesco. Hopkins and the employees of Hopkins Appraisal Services, who resigned in May 2001, will return to Nesco effective November 26, 2001. Under the agreement, both Hopkins and Nesco have agreed to drop claims against each other resulting from the departure.

This press release includes statements which may constitute forward-looking statements made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. This information may involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors which would cause or contribute to such differences include, but are not limited to, factors detailed in the Company's Securities and Exchange Commission filings.

Contact: Wesley Hill, 918/250-2227